UNITED STATES

                        SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                     FORM 8-K

                                  CURRENT REPORT






        Pursuant to Section 13 OR  15(d)  of The Securities Exchange Act of
        1934


        Date of Report (Date of earliest event reported) February 13, 1995.




                           MAXICARE HEALTH PLANS, INC.
               (Exact name of registrant as specified in its charter)




                 Delaware                0-12024           95-3615709
        (Name or other jurisdiction    (Commission      (IRS Employer
            of incorporation)          File Number)     Identification No.)




          1149 South Broadway Street, Los Angeles, California    90015
          (Address of principal executive offices)             (Zip Code)



        Registrant's telephone number, including area code  (213) 765-2000






                             Index to Exhibits 4 of 5



                                      1 of 5

        Item 5.  Other Events

                 Maxicare Health Plans, Inc. (the "Company") announced on February 13, 1995 that it will redeem all of its 2.29 million outstanding shares of the Series A Cumulative Convertible Preferred Stock ("Series A Stock") on March 14, 1995. Holders of Series A Stock may either have their shares redeemed by the Company at $25.4625 per share (the "Redemption Price"), which represents the redemption price of $25.00 per share plus accrued and unpaid dividends of $.4625 per share, or convert their Series A Stock into
                 2.7548 shares of the Company's Common Stock ("Common Stock") for each share of Series A Stock converted. Based upon the February 10, 1995 closing price of $17.75 for the Common Stock, holders of Series A Stock who convert their shares would receive shares of Common Stock valued at $48.90 for each share of Series A stock converted.

                 Holders of Series A Stock who wish to convert their shares into Common Stock must deliver written notice of their election to convert and tender the Series A Stock certificates properly endorsed to the Redemption Agent, American Stock Transfer & Trust Company no later than 5:00 P.M. (Eastern Standard Time) on March 9, 1995. After March 14, 1995, the Series A Stock will no longer be deemed to be outstanding and holders of Series A Stock certificates will be entitled to receive only the Redemption Price without additional interest thereon when they surrender the Series A Stock Share certificates properly endorsed to the Redemption Agent.

                 As of February 10, 1995, the Company had 10,862,945 shares of Common Stock outstanding.

















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
                                    SIGNATURES




             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                      Maxicare Health Plans, Inc.
                                            (Registrant)


        February 13, 1995             By  /s/ EUGENE L. FROELICH
                                         Eugene L. Froelich
                                         Chief Financial Officer
                                         and Executive Vice President -
                                         Finance and Administration



































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




                                 INDEX TO EXHIBITS


        Exhibit                                               Sequential
        Number                     Description                Page Number
        -------    -----------------------------------------  -----------

          20                   Notice of Redemption              5 of 5














































                                      4 of 5